UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 18, 2010
CHATHAM LODGING TRUST
(Exact name of Registrant as specified in its charter)

Maryland (State or Other Jurisdiction of Incorporation or Organization)	001-34693 (Commission File Number)	27-1200777 (I.R.S. Employer Identification No.)

50 Cocoanut Row, Suite 200 Palm Beach, Florida (Address of principal executive offices)	33480 (Zip Code)
(561) 802-4477
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed from last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On May 18, 2010, Chatham Lodging Trust (the “Company”) entered into an agreement (the “Agreement”) to acquire four hotels, including a 133-room Residence Inn by Marriott® in White Plains, New York (the “Residence Inn”), a 120-room Hampton Inn & Suites® in Houston, Texas (the “Hampton Inn & Suites”), a 105-room Courtyard by Marriott® in Altoona, Pennsylvania (the “Courtyard”) and an 86-room SpringHill Suites by Marriott® in Washington, Pennsylvania (the “SpringHill Suites” and, together with the Residence Inn, the Hampton Inn & Suite and the Courtyard, the “Hotels”). The aggregate purchase price for the Hotels is $61 million, which includes the assumption of approximately $12.5 million of debt collateralized by the Courtyard and the SpringHill Suites. The Company will fund the purchase of the Hotels from the proceeds of its initial public offering of common shares, which was completed on April 21, 2010.
     The acquisition of the Hotels is expected to close within four weeks of the date of the Agreement, subject to completion of due diligence and the following closing conditions:
•	the closing of the purchase of the Courtyard and the SpringHill Suites may be extended up to an additional 45 days, pending lender approval of the Company’s assumption of the debt on those two properties; and

•	the closing of the purchase of the Residence Inn may be extended up to an additional 60 days and is subject to the seller’s right to withdraw the property from the acquisition portfolio, in exchange for payment of a breakage fee to the Company, if the seller does not receive lender consent to the sale. In the event that the Residence Inn is removed from the acquisition portfolio, the Company will have the option to purchase the Residence Inn for up to an additional year.
     Because the acquisition of the Hotels is subject to the above conditions, the Company can give no assurance that the transaction will be consummated during the expected time period, or at all. A copy of the press release announcing the transaction is filed as Exhibit 99.1 to this report.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit
Number	Description
99.1	Press release dated May 19, 2010

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHATHAM LODGING TRUST
Date: May 19, 2010	By:	/s/ Julio E. Morales
Julio E. Morales
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description
99.1	Press release dated May 19, 2010